Consent of Independent Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 2 on Form S-3 of Sonnet Biotherapeutics Holdings, Inc. (to be filed on July 13, 2020) of our report dated March 20, 2020, on the financial statements of Relief Therapeutics SA as of December 31, 2019 and 2018 and for the years then ended. Our report on the financial statements of Relief Therapeutics SA includes an explanatory paragraph about the existence of substantial doubt concerning its ability to continue as a going concern.

/s/ Mazars SA
Mazars SA

/s/ Franck Paucod	/s/ Vincent Pichard
Franck Paucod	Vincent Pichard
Swiss CPA	US CPA

Geneva
July 13, 2020